Issuer Free Writing Prospectus

dated January 14, 2016

Filed Pursuant to Rule 433

Registration No. 333-208816

7327 Oak Ridge Highway Knoxville, TN 37931 phone 866/594-5999 fax 866/998-0005

January 14, 2016

Dear Warrant Holder:

As described in that certain Offer Letter/Prospectus dated December 31, 2015 (the “Offer Letter/Prospectus”), for a limited period of time, Provectus Biopharmaceuticals, Inc. (“we,” “us,” or the “Company”) is offering to certain of its holders of outstanding warrants the opportunity to exercise their Existing Warrants (as defined in the Offer/Letter/Prospectus) at a reduced exercise price of $0.75 per share and to receive upon exercise of such Existing Warrants the shares of the Company’s common stock underlying such Existing Warrants as well as Replacement Warrants (as defined in the Offer/Letter/Prospectus) to purchase an equal number of shares of common stock at an exercise price of $0.85 (the “Offer” or the “Exchange Offer”). The Offer is open until February 15, 2016 at 4:00 p.m. Eastern Time, unless earlier withdrawn or otherwise extended by the Company (the period during which the Offer is open, giving effect to any withdrawal or further extension, is referred to herein as the “Offer Period”). All capitalized terms used in this letter but not defined herein are defined in the Offer Letter/Prospectus.

The purpose of this letter is to notify holders of Existing Warrants of a change to a date included in the Offer Letter/Prospectus. Specifically, Existing Warrants that are not accepted by the Company for payment by March 1, 2016 may be withdrawn after such date. All references in the Offer Letter/Prospectus to withdrawal rights occurring on March 15, 2016 if Existing Warrants are not accepted for payment by the Company are replaced with March 1, 2016.

This letter should be read in conjunction with the Offer Letter/Prospectus. All other terms and conditions of the Exchange Offer remain in effect.

The Company has filed a registration statement (including the Offer Letter/Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Offer Letter/Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Offer Letter/Prospectus if you request them by calling Peter R. Culpepper, Provectus Biopharmaceuticals, Inc. 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931, at (866) 594-5999 extension 30.

Very truly yours,

Peter R. Culpepper

Chief Financial Officer and Chief Operating Officer